Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp Energy Deploys First Water Remediation Solution for Oil Operator in Western Canada

New oil water separation technology protects injection and disposal wells; reduces water disposal costs and increases recovery of hydrocarbons from field operations

Houston, Texas and Calgary, Alberta (Tuesday, February 19, 2008) – Wescorp Energy Inc. (OTCBB: WSCE), an oil and gas technology solutions provider, announced today that its patented commercial water remediation solution is now fully operational at an oil producing field in Western Canada. The newly constructed Total Fluids Solution water remediation unit, capable of processing 2,000 barrels per day, reduces the oil remains in produced water and spent drilling fluids to fewer than 0.0005%, or 5 parts per million (PPM), a fraction of what traditional water remediation technologies accomplish. Using standard industry water remediation and cleaning practices, approximately 0.5 to 3% (5,000 to 30,000 PPM) oil remains in the separated water.

“In fewer than 60 days we have taken our water remediation technology from construction to reality,” said Doug Biles, president and CEO of Wescorp Energy. “Our goal is to innovate and launch solutions that cut costs, solve field challenges and streamline operations for our oil and gas field customers. We look forward to working with the operator to track the solution’s success in remediating produced water on their oil producing field located west of the city of Edmonton, Alberta. We are looking forward to demonstrating this proprietary technology to other oil companies that have expressed interest.”

All oil reservoirs are associated with formation water to some degree, and formation water is a natural by-product of oil field production. The term that industry utilizes to describe the mixture of produced fluids is emulsion. Industry practice is to design a battery that utilizes a series of tanks and heaters that assist natural buoyancy forces of fluids to separate the produced oil from the undesirable contaminated formation water. The oil is trucked or pipelined to a sales market, and the contaminated water is usually re-injected into the reservoir through injection or disposal wells.

Wescorp’s patented system treats the waste water to recover additional oil, leaving fewer than 5 PPM, which normally gets re-injected into the reservoir. This additional oil increases the recovery factor of the well and also the efficiency of the energy required to produce the oilfield.

By significantly reducing the hydrocarbons remaining in the water, Wescorp’s technology reduces potential environmental liabilities, reduces the frequency of service and repairs on injection and disposal wells, and helps recover additional hydrocarbons from oil production operations. These advantages significantly reduce oil field operations costs, creating opportunity for higher operating margins and greater return on capital.

There are over 800 producing oil companies in Western Canada alone, ranging from a one well producer to producers with thousands of wells. There are in excess of 17,000 batteries that are storage facilities for contaminated formation water that requires remediation prior to re-injection into the oil reservoir just in the province of Alberta. These batteries range in storage capacity from 200 to 50,000 barrels of toxic water. Wescorp’s technology can have a significant economic and environmental impact on virtually all oil producing fields.

“The industry is embracing new environmental standards and increasingly investing in advanced water remediation technologies -- all for very good reason,” said Steve Cowper, Wescorp chairman and former Governor of Alaska. “Wescorp has the technology and know-how to significantly help customers with water management issues critical to business success in the oil and gas industry. Wescorp focuses on solutions that provide positive environmental impact and that also offer substantial economic advantage to almost all operators, particularly those struggling with clean-up and regulatory issues. Our newly launched Total Fluids Solution unit completely fulfills that promise.”

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions provider that focuses on commercializing new patented and proprietary technologies to overcome tough operations challenges facing oil and gas operators today. Wescorp combines its intellectual capital, oil and gas industry experience, best practices methodologies and its market offerings to deliver these solutions in a timely, economic and environmentally friendly manner.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in our periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:	Media contact:
David Jones	Virginia Brooks
Wescorp Energy, Inc.	for Wescorp Energy, Inc.
Toll Free: 1.877.247.1975	Direct: 1.903.532.9714
Direct: 1.705.845.0933	virginia@brooksandassociatespr.com
Email: djones@wescorpenergy.com